AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 22, 1995.

                                                       REGISTRATION NO. ________

                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                              --------------------



                                    FORM S-3

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                              --------------------

                           REPUBLIC INDUSTRIES, INC.

             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                  200 East Las Olas Blvd., Ste. 1400
         Delaware                   Fort Lauderdale, Florida 33301                  73-1105145
     (State or other                        (305) 627-6000                       (I.R.S. Employer
      jurisdiction of              (Address, including zip code, and              Identification
     incorporation or              telephone number, including area                    No.)
       organization)                code of registrant's principal
                                          executive offices)
                             --------------------------------------------

                                                            Copy to:
          RICHARD L. HANDLEY                                JONATHAN L. AWNER
          Senior Vice President                             AKERMAN, SENTERFITT & EIDSON, P.A.
          Republic Industries, Inc.                         One S.E. 3rd Avenue,
          200 East Las Olas Blvd., Suite 1400               28th Floor
          Ft. Lauderdale, Florida  33301                    Miami, Florida 33131
          (305) 627-6000                                    (305) 374-5600

          (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER,
          INCLUDING AREA CODE, OF AGENT FOR SERVICE)

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: From time to time after the effective date of this Registration Statement. If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

        If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [x]

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

    Title of each
      class of                             Proposed maximum    Proposed maximum
  securities to be       Amount to be     offering price per  aggregate offering       Amount of
     registered           registered            unit(1)            price(1)         registration fee
----------------------------------------------------------------------------------------------------
 Common Stock, par        12,937,984            $29.8125         $385,713,648         $133,004.71
 value $.01 per
 share

(1) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the amount of the registration fee. The average of the high and low prices reported on The Nasdaq Stock Market was $29.8125 on December 19, 1995.

        THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

PROSPECTUS
                               12,937,984 SHARES

                           REPUBLIC INDUSTRIES, INC.

                                  COMMON STOCK

        This Prospectus relates to an aggregate of 12,937,984 shares (the "Shares") of common stock, par value $.01 per share ("Common Stock"), of Republic Industries, Inc., a Delaware corporation (the "Company"), which may be offered (the "Offering") for sale by persons (the "Selling Stockholders") who have acquired such shares in certain acquisitions of businesses by the Company not involving a public offering. The Shares are being registered under the Securities Act of 1933, as amended (the "Securities Act"), on behalf of the Selling Stockholders in order to permit the public sale or other distribution of the Shares.

        The Shares may be sold or distributed from time to time by or for the account of the Selling Stockholders through underwriters or dealers, through brokers or other agents, or directly to one or more purchasers, including pledgees, at market prices prevailing at the time of sale or at prices otherwise negotiated. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use. The Company will receive no portion of the proceeds from the sale of the Shares offered hereby and will bear certain expenses incident to their registration. See "Selling Stockholders" and "Plan of Distribution."

        The Common Stock is traded on The Nasdaq Stock Market - National Market ("Nasdaq") under the symbol "RWIN." On December 20, 1995, the last reported sales price for the Common Stock as reported by Nasdaq was $30.00 per share.

        Prospective investors should carefully consider the matters set forth under the caption "Risk Factors" located on page 3 of this Prospectus.

 THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES
  AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
      ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE
                       CONTRARY IS A CRIMINAL OFFENSE.

                               December __, 1995

        No dealer, salesperson or other person has been authorized to give any information or to make any representations other than those contained in or incorporated by reference in this Prospectus in connection with the offer made by this Prospectus and, if given or made, such information or representations must not be relied upon as having been authorized by the Company or the selling stockholders. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has not been any change in the facts set forth in this Prospectus or in the affairs of the Company since the date hereof. This Prospectus does not constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make such offer or solicitation.

                               TABLE OF CONTENTS

                                                                                                  PAGE
                                                                                                  ----
 Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      2
 The Company . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
 Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      3
 Use of Proceeds . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      8
 Selling Stockholders  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .      9
 Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     11
 Description of Capital Stock  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
 Legal Matters and Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .     12
 Incorporation of Certain Documents by Reference . . . . . . . . . . . . . . . . . . . . . . .     14

                             AVAILABLE INFORMATION

        The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and, in accordance therewith, files reports, proxy and information statements and other information with the Securities and Exchange Commission (the "Commission"). These reports, proxy and information statements and other information concerning the Company can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549; and at the Commission's regional offices located at Northwest Atrium Center, Suite 1400, 500 West Madison Street, Chicago, Illinois 60661 and at Seven World Trade Center, New York, New York 10048. Copies of such material can also be obtained from the Commission at prescribed rates through its Public Reference Section at 450 Fifth Street, N.W., Washington, D.C. 20549. The Common Stock is traded on Nasdaq. Information filed by the Company with Nasdaq may be inspected at the offices of Nasdaq at 1735 K Street, N.W., Washington, D.C. 20006.

        The Company has filed with the Commission a Registration Statement on Form S-3 under the Securities Act with respect to the Shares offered hereby (including all amendments and supplements thereto, the "Registration Statement"). This Prospectus, which forms a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. Statements contained herein concerning the provisions of certain documents are not necessarily complete and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto can be inspected and copied at the public reference facilities and regional offices of the Commission and at the offices of Nasdaq referred to above.

                                  THE COMPANY

        The Company, acting through its subsidiaries, primarily provides integrated solid waste collection, disposal and recycling services to public and private sector customers. The Company currently owns or operates twelve solid waste landfills with five located in Texas, two in California and one each in Florida, Michigan, North Carolina, Indiana and North Dakota with approximately 1,461 permitted acres and total available permitted disposal capacity of approximately 56.7 million in-place cubic yards as of November 30, 1995. The Company also currently provides collection service to over 650,000 residential, commercial and industrial customers, primarily in areas surrounding its landfill sites, certain areas of Georgia and South Carolina and throughout Florida. In addition, the Company provides related environmental services including engineering, consulting and analysis, remediation and other technical services.

        The Company, through certain recently acquired businesses, also is engaged in the electronic security services business, which consists of the sale, installation, and maintenance of electronic security systems for commercial and residential use as well as the continuous electronic monitoring of installed security systems. Currently, the Company monitors over 100,000 businesses and residences, predominately in Florida.

        The Company was incorporated in Oklahoma in November 1980 and in May 1991 changed its state of domicile from Oklahoma to Delaware by means of a merger. The Company changed its name to Republic Industries, Inc. from Republic Waste Industries, Inc. on November 28, 1995. The Common Stock is traded on Nasdaq under the trading symbol "RWIN." The Company's principal executive offices are located at 200 East Las Olas Boulevard, Suite 1400, Ft. Lauderdale, Florida 33301, and its telephone number is (305) 627-6000.

                                  RISK FACTORS

        AN INVESTMENT IN THE SHARES BEING OFFERED HEREBY INVOLVES A SIGNIFICANT DEGREE OF RISK. IN ADDITION TO THE OTHER INFORMATION SET FORTH IN THIS PROSPECTUS, PROSPECTIVE PURCHASERS OF THE SHARES SHOULD CONSIDER CAREFULLY THE FOLLOWING FACTORS IN EVALUATING AN INVESTMENT IN THE COMPANY.

        CONTROL OF THE COMPANY. H. Wayne Huizenga, Chairman of the Board and Chief Executive Officer of the Company, Michael G. DeGroote, Vice Chairman of the Board of the Company, Harris W. Hudson, a Director and the President of the Company (and Mr. Huizenga's brother-in-law), and John J. Melk, a Director of the Company, beneficially own directly and indirectly 5,000,000, 13,250,000, 8,600,000, and 1,650,000 shares of Common Stock, respectively (including shares beneficially owned by certain of their spouses, with respect to which they each respectively disclaim beneficial ownership), and presently exercisable options and warrants to purchase 9,500,000, 3,550,000, 1,200,000, and 250,000 shares of
Common Stock, respectively, as of the date of this Prospectus, or an aggregate of 37.6% of the issued and outstanding shares of Common Stock as of the date of this Prospectus assuming none of such options and warrants are exercised (and 47.6% assuming all of such options and warrants are exercised). Although there is no agreement among any of Messrs. Huizenga, DeGroote, Hudson or Melk to vote together on any matters submitted to a vote of the Company's stockholders, if Messrs. Huizenga, Hudson, DeGroote and Melk vote together, they could effectively control the outcome of most matters submitted to a vote of the Company's stockholders, especially with respect to the election of directors.

        DEPENDENCE ON KEY PERSONNEL. The Company believes that the experience and success that its management team has had in operating and growing public and private service companies, in general, and public and private companies in the waste management industry, in particular, is important to the Company's future success. However, there can be no assurance that its management team will have the same success in operating and growing the Company as it has had with other companies in the past. Furthermore, the Company has not entered into non-competition agreements or employment agreements with any of Messrs. Huizenga, Hudson or Gregory K. Fairbanks, the Company's Chief Financial Officer and an Executive Vice President. The loss of the services of any of the members of its management team, in general, or Mr. Huizenga in particular (whether such loss is through resignation or otherwise), could have a material adverse effect on the operations and future success of the Company.

        POSSIBLE DEPRESSING EFFECT OF FUTURE SALES OF COMMON STOCK. Future sales of the Shares or the perception that such sales could occur could adversely affect the market price of the Common Stock. There can be no assurance as to when, and how many of, the Shares will be sold and the effect such sales may have on the market price of the Common Stock. Since August 11, 1995, the Company has registered for sale, from time to time on a continuous basis under several registration statements (including the registration statement of which this Prospectus is a part), by certain selling stockholders, an aggregate of 77,724,809 shares of Common Stock, of which 18,145,000 were reserved for issuance pursuant to certain outstanding options and warrants. These registration statements cover, among other shares, 20,750,000 shares of Common Stock issued in various private placements, and 26,265,894 shares of Common Stock issued in various private business combination transactions, since July 1995. In addition, the Company intends to continue to issue in the future Common Stock and/or options or warrants to purchase Common Stock pursuant to exemptions from registration available under the Securities Act in connection with certain of its acquisitions. Such securities are subject to resale in accordance with the Securities Act and the regulations promulgated thereunder. As such restrictions lapse or if such shares are registered for sale to the public, such securities may be sold into the public market. To facilitate the issuance of Common Stock in making acquisitions, the Company on October 11, 1995 registered an additional 6,000,000 shares of Common Stock pursuant to a shelf registration statement, and an aggregate of 327,507 shares of Common Stock have been issued to date in acquisitions under such shelf registration statement. In the event of the issuance and subsequent resale of a substantial number of shares of Common Stock, or a perception that such sales could occur, there could be a material adverse effect on the prevailing market price of the Common Stock.

        DILUTION. The issuance of additional shares of Common Stock upon exercise of outstanding and presently exercisable warrants, or upon the Company's completion of any acquisitions and business combinations, may have a dilutive effect on earnings per share and will have a dilutive effect on the voting rights of the holders of Common Stock.

        ABSENCE OF OPERATING HISTORY IN POSSIBLE NEW LINES OF BUSINESS. Management currently contemplates expanding the Company's operations outside of solid waste management and related lines of business. Since August 28, 1995, the Company has been operating in the electronic security services industry through the acquisition of several companies which provide electronic security sales, installation and monitoring services. The Company had no prior history of operations in the electronic security services industry or any industry other than solid waste management and related lines of business. There can be no assurance that the Company will be successful in the electronic security services industry or in any other industry which it enters. There can be no assurance that the Company will enter into any additional industries unrelated to the solid waste services industry or, if it does enter into any such industries, that it will achieve the results anticipated by management.

        NEED FOR SUBSTANTIAL ADDITIONAL CAPITAL. The Company's current business strategy is to act aggressively in growing as an integrated solid waste management company by acquiring and integrating existing solid waste companies and recycling businesses, and to expand its recently acquired electronic security services business by internal growth and by making additional acquisitions in that industry. Further, the Company currently anticipates expanding the Company's operations outside of solid waste management, electronic security services and related lines of business. Although the Company has substantially no debt and has approximately $160 million in cash available for general corporate purposes, and has a $250 million credit facility (which presently has no outstanding borrowings), the Company believes that substantial additional capital will be necessary to fully capitalize on acquisition and expansion opportunities that may become available to the Company. However, there can be no assurance that such additional financing will be available, or, in the event that it is, that it will be available on terms acceptable to the Company. In the event that such financing is not available or is not available in the amounts or on terms currently contemplated by management, the implementation of the Company's acquisition strategy could be materially and adversely affected.

        IMPEDIMENTS TO COMPLETING FUTURE ACQUISITIONS. The Company's acquisition strategy depends on its ability to identify and acquire appropriate solid waste collection operations and landfills, electronic security systems businesses, and other unrelated service businesses, to integrate the acquired operations effectively and to increase its market share. A number of the Company's competitors for such acquisitions are larger, better known companies than the Company with significantly greater financial resources. There can be no assurance that the Company will be able to locate acquisition candidates in markets or on terms the Company deems attractive, that any identified candidates will be acquired, or that acquired operations will be effectively integrated to realize expected efficiencies and economies of scale or prove profitable. The completion of acquisitions requires the expenditure of sizeable amounts of capital, and the intense competition among companies pursuing similar acquisition strategies may increase capital requirements. The Company could be forced to alter its strategy in the future if such candidates become unavailable or too costly. As the Company continues to pursue its acquisition strategy in the future, its financial position and results of operations may fluctuate significantly from period to period.

        RISKS ASSOCIATED WITH ACQUISITIONS. Although the Company investigates each business that it acquires, there may be liabilities that the Company fails or is unable to discover, including liabilities arising from non-compliance with environmental laws by prior owners, and for which the Company, as a successor owner, may be responsible. The Company seeks to minimize the impact of these liabilities by obtaining indemnities and warranties from the seller which may be supported by deferring payment of a portion of the purchase price. However, these indemnities and warranties, if obtained, may not fully cover the liabilities due to their limited scope, amounts, or duration, the financial limitations of the indemnitor or warrantor, or other reasons.

        ENVIRONMENTAL REGULATION. The collection and disposal of solid wastes, operation of landfills and rendering of related environmental services are subject to federal, state and local requirements which regulate health, safety, the environment, zoning and land-use. Operating permits are generally required for landfills and certain collection vehicles, and these permits are subject to revocation, modification and renewal. Federal, state and local regulations vary, but generally govern disposal activities and the location and use of facilities and also impose restrictions to prohibit or minimize soil, air and water pollution. In connection with landfills, it often may be necessary to expend considerable time, effort and money to bring the Company's existing or acquired facilities into compliance with applicable requirements and to obtain the permits and approvals necessary to increase their capacity. In addition, governmental authorities have the power to enforce compliance with these regulations and to obtain injunctions or impose fines in the case of violations, including criminal penalties. These regulations are administered by the United States Environmental Protection Agency (the "EPA") and various other federal, state and local environmental and health and safety agencies and authorities, including the Occupational Safety and Health Administration of the United States Department of Labor. Certain of the Company's waste disposal operations traverse state boundaries. Although landfill operations currently constitute an immaterial portion of the Company's business, their importance may increase as the Company completes future acquisitions. Such operations could be adversely affected if the federal government or a state in which a landfill is located limits or prohibits, imposes discriminatory fees on or otherwise seeks to discourage the disposal, within state boundaries, of waste collected outside of the state.

        Subtitle D of the Resource Conservation and Recovery Act of 1976, as amended ("RCRA"), establishes a framework for regulating the storage, collection and disposal of non-hazardous solid wastes. In the past, the Subtitle D framework has left the regulation of non-hazardous waste storage, collection and disposal largely to the states. In October 1991, the EPA promulgated a final rule which imposes minimum federal comprehensive solid waste management criteria and guidelines for disposal facilities and operations, including location restrictions, facility design and operating criteria, closure and post-closure requirements, financial assurance standards, groundwater monitoring requirements and corrective action standards, many of which had not commonly been in effect or enforced in connection with solid waste landfills. States are required to revise their landfill regulations to meet these requirements. Because some parts of the new regulations will be phased in over time, the full effect of these regulations may not be felt for several years. However, other than for groundwater monitoring and financial assurance requirements, all provisions of the final rule became effective in October 1993. All of the Company's planned landfill expansions or new landfill development projects have been engineered to meet or exceed these requirements. Operating and design criteria for existing operations have been modified to comply with these new regulations. There can be no assurance that the EPA will not promulgate similar regulations under Subtitle D in connection with the collection of non-hazardous solid waste.

        HAZARDOUS SUBSTANCES LIABILITY. The Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended ("Superfund" or "CERCLA"), has been interpreted by some courts to impose strict, joint and several liability on current and former owners or operators of facilities at which there has been a release or a threatened release of a "hazardous substance" and on persons who generate, transport or arrange for the disposal of such substances at the facility. Thousands of substances are defined as "hazardous" under CERCLA and their presence, even in minute amounts, can result in substantial liability. The statute provides for the remediation of contaminated facilities and imposes costs on the responsible parties. The expense of conducting such a cleanup and the damages can be very significant and, given the limitations in insurance coverage for these risks, could have a material adverse impact on the Company's business and financial condition. Notwithstanding its efforts to comply with applicable regulations and to avoid transporting and receiving hazardous substances, such substances may be present in waste collected by the Company or disposed in its landfills, or in waste collected, transported or disposed in the past by acquired companies. More than 20% of the sites on the EPA's National Priorities List of Hazardous Waste Sites are solid waste landfills that ostensibly never received any "hazardous wastes." The Company intends to continue to focus on the non-hazardous waste disposal market and does not intend to acquire or develop significant hazardous waste disposal operations. As used in this Prospectus, "non-hazardous waste" means substances, including asbestos, that are not defined as hazardous wastes under federal regulations.

        LACK OF ENVIRONMENTAL LIABILITY INSURANCE. The majority of the Company's facilities currently carry site-specific pollution legal liability insurance, which may provide coverage under certain circumstances for pollution damage to third parties. In addition, the Company has certain contractors' pollution liability insurance and professional liability insurance, which may provide coverage under certain circumstances for damage to third parties. However, both of these coverages are restrictive in nature, as they are subject to certain exclusions and effective dates, consistent with insurance industry requirements. In addition, such coverage is subject to specific and aggregate limits which may not be sufficient to cover claims, if they should arise. In certain prior years, consistent with industry experience, the Company was not able to obtain broad pollution insurance at reasonable costs and, therefore, carried only such coverage as was required by regulatory permits. In addition, the extent of insurance coverage under certain forms of policies has been the subject in recent years of litigation in which insurance companies have, in some cases, successfully taken the position that certain risks are not covered by such policies. If, in the absence of such insurance, the

Company were to incur liability for environmental damages of sufficient magnitude, it could have a material adverse effect on the Company's business and financial condition.

        RISKS OF PENDING AND FUTURE LEGAL PROCEEDINGS. In addition to the costs of complying with environmental regulations, waste management companies will continue to be involved in legal proceedings in the ordinary course of business. Government agencies may seek to impose fines on the Company for alleged failure to comply with laws and regulations or to deny, revoke or impede the renewal of the Company's permits and licenses. In addition, such governmental agencies, as well as surrounding landowners, may claim the Company is liable for environmental damage. Citizen's groups have become increasingly active in challenging the grant or renewal of permits and licenses, and responding to such challenges has further increased the costs associated with permitting new facilities or expanding current facilities. A significant judgment against the Company, the loss of a significant permit or license or the imposition of a significant fine could have a material adverse effect on the Company's financial condition. The Company is currently a party to various legal proceedings as well as environmental proceedings which have arisen in the ordinary course of its business. Although no assurance can be given with respect to the outcome of these legal and environmental proceedings and the effect such outcomes may have on the Company, management of the Company believes that these proceedings will be resolved in a manner that will not have a material adverse effect on the Company's business or financial position.

        SEASONALITY. The Company believes that its collection and landfill operations can be adversely affected by protracted periods of inclement weather which could delay the development of landfill capacity or the transfer of waste and/or reduce the volume of waste generated. There can be no assurance that protracted periods of inclement weather will not have a material adverse effect on the Company's future results of operations.

        COMPETITION IN THE SOLID WASTE INDUSTRY; LANDFILL ALTERNATIVES. The waste industry is highly competitive. Entry into the industry and ongoing operations within the industry require substantial technical, managerial and financial resources. The non-hazardous waste industry is led by three large national waste management companies and numerous regional and local companies, all of which contribute to the high level of competition that characterizes the industry. Some of these companies have significantly greater financial and operational resources and more established market positions than the Company. In addition, the Company must often compete with municipalities that maintain their own waste collection and landfill operations and often have financial advantages due to the availability of tax revenues and tax-exempt financing.

        Further, alternatives to landfill disposal (such as recycling, composting and waste-to-energy) are increasingly competing with landfills. There also has been an increasing trend at the state and local levels to mandate waste reduction at the source and to prohibit the disposal of certain types of wastes, such as yard wastes, at landfills. This may result in the volume of waste going to landfills being reduced in certain areas, which may affect the Company's ability to operate its landfills at their full capacity and/or affect the prices that can be charged for landfill disposal services. In addition, most of the states in which the Company operates landfills have adopted plans or requirements which set goals for specified percentages of certain solid waste items to be recycled. To the extent these are not yet in place, these recycling goals will be phased in over the next few years.

        COMPETITION IN THE ELECTRONIC SECURITY SERVICES INDUSTRY. The security alarm industry is highly competitive and highly fragmented. The Company's electronic security systems business competes with five large national companies, as well as smaller regional and local companies, in all of its operations. Furthermore, new competitors are continuing to enter the industry and the Company may encounter additional competition from such future industry entrants. Certain of the Company's competitors have greater financial and other resources than the Company. There can be no assurance that the Company will be able to compete effectively in the future.

        "FALSE" ALARM ORDINANCES. The Company believes that approximately 95% of alarm activations that result in the dispatch of police or fire department personnel are not emergencies, and thus are "false" alarms. Significant concern has arisen in certain municipalities about this high incidence of "false" alarms. This concern could cause a decrease in the likelihood or timeliness of police response to alarm activations and thereby decrease the propensity of consumers to purchase or maintain alarm monitoring services. Recently, a trend has emerged on the part of local governmental authorities to consider or adopt various measures aimed at reducing the number of "false" alarms. Such measures include (i) subjecting alarm monitoring companies to fines or penalties for transmitting "false" alarms, (ii) licensing individual alarm systems and the revocation of such licenses following a specified number of "false" alarms,
(iii) imposing fines on alarm subscribers for "false" alarms, (iv) imposing limitations on the number of times the police will respond to alarms at a particular location after a specified number of "false" alarms, and/or (v) requiring further verification of an alarm signal before the police will respond. Enactment of such measures could adversely affect the Company's electronic security services business and operations.

        GEOGRAPHIC CONCENTRATION OF COMPANY'S ELECTRONIC SECURITY SYSTEMS BUSINESS; RISKS OF POTENTIAL EXPANSION. The existing subscriber base of the Company's electronic security systems business is geographically concentrated in certain metropolitan areas of Florida. Accordingly, their performance may be adversely affected by regional or local economic conditions, regulation or other factors. The Company may from time to time make acquisitions in regions outside of its current operating areas. In order for the Company to expand successfully into a new area, the Company must obtain a sufficient number, and density, of subscriber accounts in such area to support the additional investment. There can be no assurance that an expansion into new geographic areas would generate operating profits.


                                USE OF PROCEEDS

        This Prospectus relates solely to Shares being offered and sold for the accounts of the Selling Stockholders. The Company will not receive any proceeds from the sale of the Shares but will pay all expenses related to the registration of the Shares. See "Selling Stockholders."

                              SELLING STOCKHOLDERS

        The following table sets forth the name of each Selling Stockholder, the aggregate number of shares of Common Stock beneficially owned by each Selling Stockholder as of December 4, 1995 and the aggregate number of shares of Common Stock registered hereby that each Selling Stockholder may offer and sell pursuant to this Prospectus. All of the 12,937,984 Shares offered are issued and outstanding as of the date of this Prospectus. Because the Selling Stockholders may sell all or a portion of the Shares at any time and from time to time after the date hereof, no estimate can be made of the number of shares of Common Stock that each Selling Stockholder may retain upon completion of the Offering. To the knowledge of the Company, none of the Selling Stockholders has any material relationship with the Company except as set forth in the footnotes to the following table.

                                                       SHARES BENEFICIALLY       SHARES TO BE OFFERED
                                                         OWNED PRIOR TO            FOR THE SELLING
 SELLING STOCKHOLDER                                      THE OFFERING          STOCKHOLDER'S ACCOUNT
                                                          ----------------      ---------------------
 Marcus J. Bird and Loretta Bird, Tenants by the
 Entirety (1)                                                       14,701                14,701
 James R. Bland                                                      4,489                 4,489
 Ronald W. Boyd (1)                                                 28,913                28,913
 Lee G. Brown (2)                                                2,999,800             2,999,800 (3)
 John H. Chapman (4)                                                 4,489                 4,489
 John S. Doubet and JoAnn P. Doubet, Tenants by
 the Entirety (1)                                                   12,735                12,735
 George M. Duncan                                                  252,328               252,328
 Dan R. Duncan (5)                                                 693,805               693,805
 Debra A. Duncan (5)                                               368,274               368,274
 Robert C. Duncan (5)                                              269,294               269,294
 Jannette T. Duncan Annuity Trust No. One (6)                      168,219               168,219
 Jannette T. Duncan Annuity Trust No. Two (6)                      309,016               309,016
 Jannette T. Duncan Annuity Trust No. Three (6)                    350,426               350,426
 Jannette T. Duncan Annuity Trust No. Four (6)                      47,368                47,368
 Robert C. Duncan Annuity Trust No. One (7)                      1,469,913             1,469,913 (8)
 Robert C. Duncan Annuity Trust No. Two (7)                        309,016               309,016
 Robert C. Duncan Annuity Trust No. Three (7)                      350,426               350,426
 Robert C. Duncan Annuity Trust No. Four (7)                        47,368                47,368
 DeeDee Duncan Elliott                                             368,274               368,274
 S. Allison Fennell                                                  4,489                 4,489
 G. Scott Fennell (4)                                               53,385                53,385
 George W. Fennell (4)                                           2,844,851             2,844,851 (9)

                                                       SHARES BENEFICIALLY       SHARES TO BE OFFERED
                                                         OWNED PRIOR TO            FOR THE SELLING
 SELLING STOCKHOLDER                                      THE OFFERING          STOCKHOLDER'S ACCOUNT
                                                          ----------------      ---------------------
 Jeffrey A. Forslund                                                 4,489                 4,489
 Clyde Gallo (1)                                                    31,647                31,647
 Debra A. Haschker                                                   4,489                 4,489
 Joseph W. Landolfi and Jacquelyn S. Landolfi,
 Tenants by the Entirety (1)                                         8,184                 8,184
 Keith Randall Ledford and Stacey Lorraine Van
 Fleet Ledford, Tenants by the Entirety (1)                         60,599                60,599
 Mina B. McLean (2)                                                  3,200                 3,200
 Don K. Osterbye (1)                                                72,286                72,286
 Gary Lee Prutow (1)                                                 6,737                 6,737
 Debra Scott (1)                                                   604,215               604,215
 Bruce Scott (1)                                                   599,927               599,927
 Bob Sheck (1)                                                      44,262                44,262
 Robert N. Shepard (4)                                             188,185               188,185
 Kevin Smith (1)                                                    37,735                37,735
 Kelen Lyn Fouke Strickland                                          6,737                 6,737
 Melinda Duncan Vince                                              252,328               252,328
 Phyllis Ann Wells (1)                                              19,570                19,570
 Russell Wells (1)                                                  19,570                19,570
 Leo J. Zolnierowicz                                                 2,245                 2,245

__________

(1)     Bruce Scott, Debra Scott, Marcus J. Bird, Loretta Bird, Ron Boyd, John
        S. Doubet, JoAnn P. Doubet, Clyde M. Gallo, Keith Randall Ledford, Stacey Lorraine Van Fleet Ledford, Jacquelyn S. Landolfi, Joseph W. Landolfi, Don K. Osterbye, Gary Lee Prutow, Bob Sheck, Kevin Smith, Phyllis Ann Wells and Russell Wells served as officers of CANA First Corporation D/B/A Scott Security Systems and/or related companies (the "Scott Security Companies") prior to the Company's acquisition of the Scott Security Companies on November 30, 1995, and Bruce Scott and certain of these other individuals continue to serve as officers thereof.

(2) Lee G. Brown and Mina B. McLean served as officers and directors of Garbage Disposal Service, Inc. ("GDS") prior to the Company's acquisition of GDS on November 30, 1995, and Lee G. Brown continues to serve as an officer thereof.

(3) Equals approximately 4.0% of the outstanding shares of Common Stock as of the date of this Prospectus.

(4) George W. Fennell, Robert N. Shepard, G. Scott Fennell and John H. Chapman served as officers of Fennell Container Co., Inc. and related companies (the "Fennell Companies") prior to the Company's acquisition of the Fennell Companies on November 30, 1995, and continue to serve as officers thereof.

(5) Robert C. Duncan, Dan R. Duncan and Debra A. Duncan served as officers of J.C. Duncan Company, Inc. and related companies (the "Duncan Companies") prior to the Company's acquisition of the Duncan Companies on November 30, 1995, and continue to serve as officers thereof.

(6) Jannette T. Duncan is the grantor and sole trustee of the Jannette T. Duncan Annuity Trusts No.'s One through Four.

(7) Robert C. Duncan is the grantor and sole trustee of the Robert C. Duncan Annuity Trusts Numbers One through Four.

(8) Equals approximately 1.9% of the outstanding shares of Common Stock as of the date of this Prospectus.

(9) Equals approximately 3.8% of the outstanding shares of Common Stock as of the date of this Prospectus.


                              PLAN OF DISTRIBUTION

        The Selling Stockholders may sell or distribute some or all of the Shares from time to time through underwriters or dealers or brokers or other agents or directly to one or more purchasers, including pledgees, in transactions (which may involve crosses and block transactions) on Nasdaq, privately negotiated transactions (including sales pursuant to pledges) or in the over-the-counter market, or in a combination of such transactions. Such transactions may be effected by the Selling Stockholders at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices, or at fixed prices, which may be changed. Brokers, dealers, agents or underwriters participating in such transactions as agent may receive compensation in the form of discounts, concessions or commissions from the Selling Stockholders (and, if they act as agent for the purchaser of such shares, from such purchaser). Such discounts, concessions or commissions as to a particular broker, dealer, agent or underwriter might be in excess of those customary in the type of transaction involved. This Prospectus also may be used, with the Company's consent, by donees of the Selling Stockholders, or by other persons acquiring Shares and who wish to offer and sell such Shares under circumstances requiring or making desirable its use.

        The Selling Stockholders and any such underwriters, brokers, dealers or agents that participate in such distribution may be deemed to be "underwriters" within the meaning of the Securities Act, and any discounts, commissions or concessions received by any such underwriters, brokers, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act. Neither the Company nor the Selling Stockholders can presently estimate the amount of such compensation. The Company knows of no existing arrangements between any Selling Stockholder and any other Selling Stockholder, underwriter, broker, dealer or other agent relating to the sale or distribution of the Shares.

        Under applicable rules and regulations under the Exchange Act, any person engaged in a distribution of any of the Shares may not simultaneously engage in market activities with respect to the Common Stock for a period of nine business days prior to the commencement of such distribution. In addition and without limiting the foregoing, the Selling Stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including without limitation Rules 10b-5, 10b-6 and 10b-7, which provisions may limit the timing of purchases and sales of any of the Shares by the Selling Stockholders. All of the foregoing may affect the marketability of the Common Stock.

        The Company will pay substantially all of the expenses incident to this Offering of the Shares by the Selling Stockholders to the public other than commissions and discounts of underwriters, brokers, dealers or agents. Each Selling Stockholder may indemnify any broker, dealer, agent or underwriter that participates in transactions involving sales of the Shares against certain liabilities, including liabilities arising under the Securities Act.

        In order to comply with certain states' securities laws, if applicable, the Shares will be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Common Stock may not be sold unless the Common Stock has been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

                          DESCRIPTION OF CAPITAL STOCK

        The First Amended and Restated Certificate of Incorporation, as amended, of the Company (the "Certificate of Incorporation") authorizes capital stock consisting of 350,000,000 shares of Common Stock, par value $.01 per share, and 5,000,000 shares of preferred stock ("Preferred Stock"). There were 75,802,422 shares of Common Stock, and no shares of Preferred Stock, issued and outstanding as of December 4, 1995. The following summary description of the capital stock of the Company is qualified in its entirety by reference to the Certificate of Incorporation and Bylaws of the Company, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part.

        COMMON STOCK. The holders of shares of Common Stock have equal pro rata rights to dividends if, as and when declared by the Company's Board of Directors; do not have any preemptive subscription or conversion rights; and have one vote per share on all matters upon which the stockholders of the Company may vote at all meetings of stockholders. There are no redemption or sinking fund provisions applicable to the Common Stock. The holders of the Common Stock of the Company do not have cumulative voting rights. As a result, the holders of a majority of the shares voting for the election of directors can elect all the members of the Board of Directors.

        PREFERRED STOCK. No shares of Preferred Stock are currently outstanding. The Board of Directors is authorized to divide the Preferred Stock into series and, with respect to each series, to determine the dividend rights, dividend rate, conversion rights, voting rights, redemption rights and terms, liquidation preferences, the number of shares constituting the series, the designation of such series and such other rights, qualifications, limitations or restrictions as the Board of Directors may determine. The Board of Directors could, without shareholder approval, issue Preferred Stock with voting rights and other rights that could adversely affect the voting power of holders of Common Stock and such stock could be used to prevent a hostile takeover of the Company. The Company has no present plans to issue any shares of Preferred Stock.

        CERTIFICATE OF INCORPORATION AND BYLAWS. The Company's Certificate of Incorporation was amended on November 28, 1995 to (i) change the Company's corporate name to Republic Industries, Inc., and (ii) to eliminate all provisions relating to classes of the Board of Directors. The directors of the Company are elected each year at the annual meeting of the shareholders for terms of one year and until their successors are elected and qualified; existing directors may nominate and elect qualified persons to fill vacancies on the Board of Directors. The Company's Bylaws provide that directors may be removed for cause by vote of two-thirds of the other directors or by vote of a majority of stockholders, and may be removed without cause by the vote of a majority of stockholders at a meeting called for such purpose.

        TRANSFER AGENT AND REGISTRAR. The Transfer Agent and Registrar for the Common Stock is First Interstate Bank of Texas, N.A.

                           LEGAL MATTERS AND EXPERTS

        The validity of the Shares offered hereby will be passed upon for the Company by Akerman, Senterfitt & Eidson, P.A. Attorneys employed by Akerman, Senterfitt & Eidson, P.A. beneficially own an aggregate of 303,300 shares of Common Stock as of the date of this Prospectus.

        The consolidated financial statements, schedules and supplemental consolidated financial statements for the Company and the combined financial statements of Cana First Corporation, doing business as Scott Security Systems, and affiliates, incorporated by reference in this Prospectus and in the Registration Statement have been audited by Arthur Andersen LLP, independent certified public accountants, to the extent and for the periods as indicated in their reports with respect thereto. The financial statements and schedules referred to above have been incorporated by reference herein in reliance upon authority of said firm as experts in accounting and auditing in giving said reports.

        The financial statements of United Waste Service, Inc. incorporated by reference in this Prospectus and in the Registration Statement have been audited by Jones and Kolb, independent certified public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        The consolidated financial statements of Southland Environmental Services, Inc. and subsidiaries incorporated by reference in this Prospectus and in the Registration Statement have been audited by Grenadier, Appleby, Collins & Company, independent certified public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        The combined financial statements of J.C. Duncan Company, Inc. and affiliates incorporated by reference in this Prospectus and in the Registration Statement have been audited by Hendrix, Sutton & Associates LLP, independent certified public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        The financial statements of Garbage Disposal Service, Inc. incorporated by reference in this Prospectus and in the Registration Statement have been audited by Farris, Cooke & Associates, P.A., independent certified public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

        The combined financial statements of Fennell Container Co. Inc.
and affiliates incorporated by reference in this Prospectus and in the Registration Statement have been audited by Gamble, Givens & Moody, P.A., independent certified public accountants, as indicated in their report with respect thereto, and have been incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

        The following documents, which have been filed by the Company with the Commission pursuant to the Exchange Act, are incorporated by reference and made a part of this Prospectus: (i) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1994; (ii) all other reports filed pursuant to
Section 13(a) or 15(d) of the Exchange Act since December 31, 1994, specifically including the Company's Quarterly Report on Form 10-Q/A for the quarter ended March 31, 1995, the Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1995, the Company's Quarterly report on Form 10-Q for the quarter ended September 30, 1995, the Company's Current Report dated September 26, 1995 on Form 8-K/A and the Company's Current Report on Form 8-K/A dated November 30, 1995; (iii) the Company's Proxy Statement dated July 24, 1995 relating to the Special Meeting of Stockholders held August 3, 1995; and
(iv) the Company's Information Statement mailed to stockholders on or about November 8, 1995.

        All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the Offering shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents. Any statement contained in a document or information incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any subsequently filed document that also is, or is deemed to be, incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.


        THE COMPANY UNDERTAKES TO PROVIDE, WITHOUT CHARGE, TO EACH PERSON, INCLUDING ANY BENEFICIAL OWNER, TO WHOM A COPY OF THIS PROSPECTUS IS DELIVERED, UPON THE WRITTEN OR ORAL REQUEST OF SUCH PERSON, A COPY OF ANY AND ALL OF THE DOCUMENTS OR INFORMATION REFERRED TO ABOVE THAT HAS BEEN OR MAY BE INCORPORATED BY REFERENCE IN THIS PROSPECTUS (EXCLUDING EXHIBITS TO SUCH DOCUMENTS UNLESS SUCH EXHIBITS ARE SPECIFICALLY INCORPORATED BY REFERENCE). REQUESTS SHOULD BE DIRECTED TO COURTLAND D. PEDDY, SECRETARY, REPUBLIC INDUSTRIES, INC., 200 EAST LAS OLAS BOULEVARD, SUITE 1400, FT. LAUDERDALE, FLORIDA 33301, TELEPHONE:
(305) 627-6000.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

        The following table sets forth the estimated expenses payable by the Registrant in connection with the filing of this Registration Statement. All of such expenses, other than the filing fee for the Commission, are estimates.

 Securities and Exchange Commission Filing Fee . . . . . . . . . . . . . . . . . . . .    $133,004.71

 Printing and Engraving Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    *

 Legal Fees and Expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    *

 Accounting Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    *

 Blue Sky Fees and Expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    *
                                                                                          -----------
   Total . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $    *
                                                                                          ===========

____________________________

*  To be filed by amendment.


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

        The Certificate of Incorporation of the Company entitles the Board of Directors to provide for indemnification of directors and officers to the fullest extent provided by law, except for liability (i) for any breach of director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends, or for unlawful stock purchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit.

        Article VII of the Bylaws of the Company provide that to the fullest extent and in the manner permitted by the laws of the State of Delaware and specifically as is permitted under Section 145 of the General Corporation Law of the State of Delaware, the Company shall indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of the Company, by reason of the fact that such person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with such action, suit, or proceeding if he acted in good faith and in a manner he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, he had no reasonable cause to believe his conduct was unlawful. Determination of an action, suit, or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which he reasonably believed to be in and not opposed to the best interests of the Company, and with respect to any criminal action or proceeding, had reasonable cause to believe that his conduct was lawful.

        The Bylaws provide that any decision as to indemnification shall be made: (a) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to such action, suit or proceeding; or (b) if such a quorum is not obtainable, or even if obtainable, if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (c) by the stockholders. The Board of Directors may authorize indemnification of expenses incurred by an officer or director in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding. Indemnification pursuant to these provisions is not exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise and shall continue as to a person who has ceased to be a director or officer. The Company may purchase and maintain insurance on behalf of any person who is or was a director or officer.

        Further, the Bylaws provide that the indemnity provided will be extended to the directors, officers, employees and agents of any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of the Bylaws with respect to the resulting or surviving corporation as he/she would have with respect to such constituent corporation if its separate existence had continued.

        Under an insurance policy maintained by the Company, the directors and officers of the Company are insured, within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors or officers.

ITEM 16. EXHIBITS

The following exhibits are filed as part of this Registration Statement:

NUMBER     EXHIBIT DESCRIPTION
------     -------------------

3.1 First Amended and Restated Certificate of Incorporation of Republic Industries, Inc. (incorporated by reference from Exhibit
           3.1 to the Company's Registration Statement on Form S-3, file number 33-62489).

3.2* Certificate of Amendment to the First Amended and Restated Certificate of Incorporation of Republic Waste Industries, Inc.

5.1** Opinion of Akerman, Senterfitt & Eidson, P.A. as to the validity of the Shares.

23.1       Consent of Akerman, Senterfitt & Eidson, P.A. (included in Exhibit
           5.1 above).

23.2*      Consent of Arthur Andersen LLP

23.3*      Consent of Grenadier, Appleby, Collins & Company

23.4*      Consent of Jones and Kolb

23.5*      Consent of Hendrix, Sutton & Associates LLP

23.6*      Consent of Farris, Cooke & Associates, P.A.

23.7*      Consent of Gamble, Givens & Moody, P.A.
___________________________
*  FILED HEREWITH.
** TO BE FILED BY AMENDMENT

ITEM 17. UNDERTAKINGS.

        (a)      The undersigned Registrant hereby undertakes:

                 (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                  i)      To include any prospectus required by
                                  Section 10(a)(3) of the Securities Act;

                                  ii)     To reflect in the prospectus any
                                  facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in this Registration Statement;

                                  iii)    To include any material information
                                  with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

        Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by these paragraphs is contained in periodic reports filed with or furnished by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

                 (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                 (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Offering.

        (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to
                 Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

        Pursuant to the requirements of the Securities Act, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ft. Lauderdale, State of Florida, on December 21, 1995.

                           REPUBLIC INDUSTRIES, INC.

                           By:  /s/ Michael R. Carpenter
                               -----------------------------
                               Michael R. Carpenter
                               Vice President and Controller

        Each person whose signature appears below on this Registration Statement hereby constitutes and appoints each of Gregory K. Fairbanks and Michael R. Carpenter with full power to act as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities (until revoked in writings) to sign any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement on Form S-3 of Republic Industries, Inc. and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes, as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact or his substitute may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities indicated on December 21, 1995.

               SIGNATURE                                 TITLE
               ---------                                 -----
 /s/ H. Wayne Huizenga                  Chairman of the Board and
 -------------------------------------  Chief Executive Officer
 H. Wayne Huizenga                      (Principal Executive Officer)

 /s/ Harris W. Hudson
 -------------------------------------  President and Director
 Harris W. Hudson

 /s/ Gregory K. Fairbanks               Executive Vice President and
 -------------------------------------  Chief Financial Officer
 Gregory K. Fairbanks                   (Principal Financial Officer)

 /s/ Michael R. Carpenter
 -------------------------------------  Vice President and Controller
 Michael R. Carpenter                   (Principal Accounting Officer)

 /s/ Michael G. DeGroote                Vice Chairman of the Board
 -------------------------------------
 Michael G. DeGroote

 /s/ J.P. Bryan                         Director
 -------------------------------------
 J.P. Bryan

 /s/ Rick L. Burdick                    Director
 -------------------------------------
 Rick L. Burdick

 /s/ George D. Johnson, Jr.             Director
 -------------------------------------
 George D. Johnson, Jr.

 /s/ John J. Melk                       Director
 -------------------------------------
 John J. Melk





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